CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-262265 on Form N-2 of our report dated November 18, 2022, relating to the financial statements and financial highlights of Eaton Vance Enhanced Equity Income Fund appearing in this Annual Report on Form N-CSR of the Fund for the year ended September 30, 2022.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 28, 2022